EXHIBIT 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
November 1, 2012

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS RESULTS
Year to Date

Net operating loss of ($28.4 million), or ($0.57) per diluted share for nine months ended September 30, 2012
Year to date calendar year combined ratio of 113.9%
Year to date accident year combined ratio of 100.9%
Year to date accident year combined ratio, excluding unusual storm losses of 99.6%
Book value per share of $11.20 at September 30, 2012

Third Quarter

Net operating loss of ($27.2 million), or ($0.55) per diluted share for third quarter
Third quarter calendar year combined ratio of 127.1%
An increase in net ultimate loss estimates for 2011 and prior accident years results in third quarter 2012 pre-tax expense of $42.9 million, or 19.2 combined ratio points;
Quarterly dividend declared of $0.02 per share

Third Quarter Overview:

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) reported a third quarter 2012 net operating loss, a non-GAAP measure the Company defines as net income (loss) excluding after-tax realized gains and losses, of ($27.2 million), or ($0.55) per diluted share, compared to net operating income of $9.4 million, or $0.18 per diluted share, in the prior year third quarter. Net loss for the third quarter of 2012 was ($26.6 million), or ($0.53) per diluted share, as compared to net income of $9.6 million, or $0.18 per diluted share, for the third quarter of 2011. The third quarter 2012 results include $0.6 million, or $0.01 per diluted share, of after-tax realized gains, compared to $0.2 million, or less than $0.01 per diluted share, during the same period in 2011.

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Commenting on the quarterly results, Robert S. Cubbin, President and Chief Executive officers, stated, “Since our October 18, 2012 announcement on third quarter 2012 reserve estimates, we have continued to study the variables that impacted our evaluation of reserve adequacy, which led us to conclude that we needed to increase prior accident year loss reserve estimates.  In doing so, we decided to rely more heavily on loss development and tail factors that give less weight to the pattern of accelerated case reserving we have observed over the last three quarters.  While there is evidence of the acceleration in the underlying case reserving pattern, we are recording ultimate loss estimates higher than previously announced and $19.8 million higher than the mid-point of the range of actuarial estimates calculated by our internal actuarial team and implied by that acceleration.  With this level of ultimate loss estimates, we believe we have put this challenging period of reserve development behind us.”

Mr. Cubbin continued, “In addition, we have commenced the sale of a portion of our bond portfolio to realize gains initially targeted at $25 million. On an after tax basis this will immediately increase our statutory surplus by approximately $20 - $21 million and enhance our A.M. Best's Capital Adequacy Ratio. We will still have approximately $100 million in additional pre-tax unrealized gains remaining in the $1.5 billion portfolio.”

Third quarter 2012 results include a pre-tax increase in net ultimate loss estimates for accident years 2011 and prior of $42.9 million, or 19.2 combined ratio percentage points; third quarter 2012 results also reflect higher than expected storm losses of $7.9 million, or 3.5 combined ratio percentage points. The increase in prior year reserves primarily reflects continued higher than expected incurred loss activity in accident years 2009, 2010, and 2011.  The following table summarizes the third quarter increase in net ultimate loss estimates for 2011 and prior accident years:

	Re-estimated Reserves for December 31, 2011 at June 30, 2012	Increase (Decrease) in Net Ultimate Losses for 2011 and Prior Accident Years	Re-estimated Reserves for December 31, 2011 at September 30, 2012	Change in Net Ultimate as % of Re-estimated Reserves for December 31, 2011 at June 30, 2012
Workers' Compensation	$369,004	$17,521	$386,525	4.7%
Workers' Compensation Residual Market	16,950	(226)	16,724	-1.3%
Commercial Multi-Peril/General Liability	369,802	14,443	384,245	3.9%
Commercial Automobile	126,637	11,016	137,653	8.7%
Other	35,126	155	35,281	0.4%
Total	$917,519	$42,909	$960,428	4.7%

When determining the after-tax impact of the reserve development and higher than normal storm losses, we used an annual effective tax rate of 24.0%, which reflects the annual effective tax rate, excluding such losses. Excluding the pre-tax impact of both the $42.9 million ($32.6 million after tax) of adverse development and $7.9 million ($6.0 million after tax) of higher than normal storm losses, the third quarter after-tax net operating income was $0.22 per diluted share.

 The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, was 76.0% for the third quarter of 2012, compared to 65.6% in the third quarter of 2011. As discussed above, the increase was partially driven by higher than expected storm losses in 2012 as compared to 2011. In addition, the 2012 accident year loss ratio reflects the cumulative effect of an increase in our accident year forecasted 2012 loss ratio based upon the increase in net ultimate loss estimates for the 2009, 2010 and 2011 accident years noted above. These increases were partially offset by the impact of cumulative rate increases achieved and other underwriting actions taken in multiple lines of business.

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Commenting on other underwriting initiatives, Mr. Cubbin stated: ”We have also determined that, with the capital situation we are addressing, the areas of our business that have been adversely impacting our results needed to be terminated. We have already notified the affected production sources of our decisions.  Those programs are expected to generate approximately $75.9 million of gross written premium in 2012. The vast majority of our other business is performing well, and with additional rate increases and the underwriting actions already taken, along with a firmer pricing environment, we expect to return to profitability in the 4th quarter 2012 and into 2013.”

The expense ratio was 31.9% in the third quarter of 2012, compared to 33.5% in the prior year quarter. The improvement in the expense ratio reflects a reduction in profit sharing commissions and leveraging of fixed costs over a larger premium base.

Third quarter 2012 gross written premium increased to $305.9 million, compared to $243.3 million in the third quarter of 2011. This growth primarily reflects the accelerating pace of rate increases that have been achieved in combination with the maturation of existing programs where are achieving adequate pricing levels. This growth was partially offset by reductions in certain programs where pricing and underwriting did not meet the Company’s targets.

Pre-tax profit from net commissions and fee revenue for the third quarter of 2012 was $1.7 million, compared to $1.4 million for the third quarter of 2011. The increased profitability was driven primarily by commission revenues generated by a Michigan agency that was acquired in the fourth quarter of 2011 in combination with a slight reduction in our general, selling and administrative costs in the current year.

Commenting on the Company’s capital position and the A.M. Best review, Mr. Cubbin stated: “Our board and management team are keenly focused and committed to doing what it takes to maintain our A- rating. We will continue to work cooperatively with our rating agency in implementing a mutually acceptable plan to secure our rating now and into the future.”

Mr. Cubbin continued, “We are aware of the impact to our partners, agents, customers, and employees of the "under review" status of our A- rating and are moving as expeditiously as possible to solve the existing uncertainty by taking actions that will remove the doubt relating to our rating and establish a capital position that currently and prospectively supports our business strategy.  We continue to work with our long term reinsurance partners to implement reinsurance arrangements that can immediately and prospectively provide enhancements to our capital position. We have also retained Willis Capital Markets to assist us in reviewing a variety of statutory capital enhancement strategies.”

Year to Date 2012

Net operating loss was ($28.4 million), or ($0.57) per diluted share, for the nine months ended September 30, 2012 compared to net operating income of $31.8 million, or $0.60 per diluted share, for the same period in 2011.

Net loss for the nine months ended September 30, 2012 was ($26.2 million), or ($0.52) per diluted share, compared to net income of $34.1 million, or $0.64 per diluted share, for the same period in 2011.
The GAAP combined ratio for nine months ended September 30, 2012 was 113.9%, compared to 99.2% in 2011; 2012 combined ratio increased 13.0 percentage points from an increase in net ultimate losses on 2011 and prior accident years, whereas the 2011 combined ratio decreased less than 0.1 percentage points from a decrease in net ultimate losses on 2010 and prior accident years.

The year to date accident year combined ratio was 100.9% in the nine  months ended September 30, 2012, compared to 99.2% for the same period in 2011; the increase primarily reflects an increase in the 2012 forecasted loss ratio based upon the increase in net ultimate loss estimates for the 2009, 2010 and 2011 accident years. This increase was partially offset by a reduction in profit sharing commissions, the leveraging of fixed costs over a larger premium base and the cumulative impact of rating and underwriting actions that were initiated since 2009.

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2012 Guidance

Management anticipates the Company will return to profitability in the fourth quarter of 2012 and will comment on 2013 expectations as the impact of capital enhancing initiatives are determined.

Other Matters

Dividends:
On October 26, 2012, the Board of Directors declared a quarterly dividend of $0.02 per share payable on November 27, 2012 to shareholders of record as of November 12, 2012.

Commenting on the dividend, Mr. Cubbin stated: “Being mindful of the need to preserve capital and recognizing our goal to maintain a diverse shareholder base that requires a dividend component in their investment strategy, our Board voted to pay a smaller dividend than we have paid in recent quarters. The Board analyzes the appropriate dividend to declare each quarter based upon the facts and circumstances presented.”

Adoption of New Accounting Guidance:
In October 2010, the Financial Accounting Standards Board issued new guidance concerning the accounting for costs associated with acquiring or renewing insurance contracts. Under the new guidance, only direct incremental costs associated with successful insurance contract acquisitions or renewals are deferrable. The Company adopted this guidance effective January 1, 2012 and has retrospectively adjusted its previously issued financial information. Adoption of this guidance reduced the carrying value of the Company’s deferred acquisition costs as of December 31, 2011 by $11.2 million and shareholders’ equity by $7.3 million, or $0.14 per common share. Both net operating income and net income for the third quarter of 2011 were reduced by $0.1 million. Net operating income per share for the third quarter of 2011 was not impacted by the change and net income was reduced by $0.01 per diluted share. For the nine months ended September 30, 2011, net operating income was reduced by $0.7 million, or $0.01 per diluted share and net income was reduced by $0.7 million, or $0.02 per diluted share.

Debt to Equity Ratio:
At September 30, 2012, Meadowbrook’s debt-to-equity ratio was 27.1%, compared to 18.7% at December 31, 2011. The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures was 12.6% at September 30, 2012, compared to 4.8% at December 31, 2011. The increase in the debt to equity ratio in the current year primarily reflects a drawdown of $30.0 million on Meadowbrook’s Federal Home Loan Bank (“FHLB”) credit facility. The proceeds were used to fund purchases of high quality bonds with maturities that match the maturity of the FHLB credit facility. Due to the low cost of the FHLB funding, we expect to generate returns in excess of our cost of borrowing under this strategy. In addition, the Company refinanced its credit facility on August 29, 2012. Please see Meadowbrook’s 8-K filed with the United States Securities and Exchange Commission on August 30, 2012 for additional detail. The Company continues to be in compliance with all covenants under its credit facility.

Investment Portfolio:
Net investment income for the third quarter of 2012 increased to $13.8 million from $13.5 million in the third quarter of 2011. The increase reflects an increase in average invested assets due to positive cash flow from operations, as well as the investment of the FHLB loan proceeds in our fixed income portfolio.

Net investment income for the nine months ended September 30, 2012 increased to $41.2 million from $40.8 million for the same period in 2011. The 2011 results include accretion on a security that was previously impaired, but deemed to have recovered subsequent to the impairment. Excluding the income amounts related to the recovery of this security, net investment income would have increased $1.0 million. This reflects an increase in average invested assets due to positive cash flow from operations, as well as the investment of the FHLB loan proceeds in our fixed income portfolio.

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At September 30, 2012, pre-tax book yield was 3.9%, compared to 4.0% at December 31, 2011. The effective duration of the portfolio was 4.8 years at September 30, 2012, compared to an effective duration if 4.9 years at December 31, 2011.

Shareholders’ Equity:
Shareholders’ equity was $557.3 million, or $11.20 per common share, at September 30, 2012, compared to $585.2 million, or $11.46 per common share, at December 31, 2011.

Statutory Surplus:
At September 30, 2012, the combined statutory surplus was $347.3 million, compared to $385.4 million at December 31, 2011.

Premium Leverage Ratios: As of September 30, 2012, on a trailing twelve month statutory combined basis, the gross and net premium leverage ratios were 3.0 to 1.0 and 2.5 to 1.0, respectively.

Cash Flows from Operations:
For the three months ended September 30, 2012, operating cash flows increased to $54.9 million from $33.0 million for the three months ended September 30, 2011. The increase in operating cash flows was driven primarily by increased premium revenue, and was partially offset by policy acquisition costs and paid losses and LAE.

For the nine months ended September 30, 2012, operating cash flows increased to $127.9 million as compared to $94.9 million for the nine months ended September 30, 2011. The increase in operating cash flows was driven primarily by a decrease in estimated federal income tax payments in the current year. The increase was also driven by increased premium revenue and was partially offset by policy acquisition costs and paid losses and LAE.

Share Repurchases:

The Company did not repurchase any shares during the third quarter of 2012.

For the nine months ended September 30, 2012, the Company repurchased 1.3 million shares at an average cost of $9.09 per share. Accretive share repurchases during the year increased book value per share by $0.07.

Under our Share Repurchase Plan, management is currently authorized to purchase approximately 3.7 million additional shares.

Non-GAAP Measures

Net Operating (Loss) Income and Net Operating (Loss) Income Per Share

Net operating (loss) income and net operating (loss) income per share are non-GAAP measures that represent net (loss) income excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating (loss) income and net operating (loss) income per share are net (loss) income and net (loss) income per share, respectively. Net operating (loss) income and net operating (loss) income  per share are intended as supplemental information and are not meant to replace net (loss) income or net (loss) income per share. Net operating (loss) income and net operating (loss) income per share should be read in conjunction with our GAAP financial results. The following is a reconciliation of net operating (loss) income to net (loss) income, as well as net operating (loss) income per share to net (loss) income per share:

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	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
Net operating (loss) income	$(27,223)	$9,406	$(28,448)	$31,804
Net realized gains, net of tax	613	237	2,210	2,268
Net (loss) income, as reported	$(26,610)	$9,643	$(26,238)	$34,072

Diluted earnings per common share:
Net operating (loss) income	$(0.55)	$0.18	$(0.57)	$0.60
Net (loss) income	$(0.53)	$0.18	$(0.52)	$0.64

Diluted weighted average common shares outstanding	49,776,011	52,355,581	50,312,285	52,974,390

Management uses net operating (loss) income and net operating (loss) income per share as components to assess our performance and as measures to evaluate the results of our business. Management believes these measures provide investors with valuable information relating to our ongoing performance that may be obscured by the net effect of realized gains and losses as a result of the Company’s market risk sensitive instruments, which primarily relate to fixed income securities that are available for sale and not held for trading purposes. Realized gains and losses may vary significantly between periods and are generally driven by external economic developments, such as capital market conditions. Net operating (loss) income excludes the effect of items that tend to be highly variable from period to period and highlights the results from our ongoing business operations and the underlying profitability of our business. Accordingly, management believes it is useful for investors to evaluate net operating (loss) income and net operating (loss) income per share, along with net (loss) income and net (loss) income per share when reviewing and evaluating Meadowbrook’s performance.

Accident Year Loss and LAE Ratio

The accident year loss and LAE ratio is a non-GAAP measure and represents the Company’s net loss and LAE ratio excluding the impact of any adverse or favorable development on prior year loss and LAE reserves. The most directly comparable financial GAAP measure to the accident year loss ratio and LAE is the net loss and LAE ratio. The accident year loss and LAE ratio is intended as supplemental information and is not meant to replace the loss and LAE ratio. The accident year loss ratio should be read in conjunction with the GAAP financial results. The following is a reconciliation of the accident year loss ratio to the net loss and LAE ratio:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Accident year loss and LAE ratio	76.0%	65.6%	68.5%	65.2%
Increase in net ultimate loss estimates on prior year loss reserves	19.2%	1.0%	13.0%	0.0%
Net loss & LAE ratio	95.2%	66.6%	81.5%	65.2%

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Management uses the accident year loss ratio as one component to assess the Company’s current year performance and as a measure to evaluate, and if necessary, adjust pricing and underwriting. Meadowbrook’s net loss and LAE ratio is based on calendar year information. Adjusting this ratio to an accident year loss ratio allows us to evaluate information based on the current year activity. Management believes this measure provides investors with valuable information for comparison to historical trends and current industry estimates. Management also believes that it is useful for investors to evaluate the accident year loss ratio and net loss and LAE ratio separately when reviewing and evaluating the Company’s performance.

Conference Call

Meadowbrook’s 2012 third quarter results will be discussed by management in more detail on Friday, November 2, 2012 at 9:00 a.m. EDT.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through November 13, 2012 by dialing 1-877-660-6853 and referring to account number 286 and conference ID 399410.  The webcast will be archived and available for replay through January 30, 2013.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has thirty-four locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums and on underwriting criteria; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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EARNINGS RELEASE	PAGE 8

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	SEPTEMBER 30,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2012	2011

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,664,241	$1,487,680
Premium and agents balances	225,943	183,160
Reinsurance recoverable	381,249	325,754
Deferred policy acquisition costs	84,372	74,467
Prepaid reinsurance premiums	52,756	33,754
Goodwill	121,041	120,792
Other assets	167,778	144,491
Total Assets	$2,697,380	$2,370,098

LIABILITIES
Loss and loss adjustment expense reserves	$1,409,422	$1,194,977
Unearned premium reserves	465,076	386,750
Debt	70,000	28,375
Debentures	80,930	80,930
Other liabilities	114,625	93,915
Total Liabilities	2,140,053	1,784,947

STOCKHOLDERS' EQUITY
Common stockholders' equity	557,327	585,151

Total Liabilities & Stockholders' Equity	$2,697,380	$2,370,098

Book value per common share	$11.20	$11.46

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$9.49	$10.13

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS		FOR THE NINE MONTHS
Share & Per Share Data)	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,
		As Adjusted		As Adjusted
SUMMARY DATA	2012	2011	2012	2011

Gross written premiums	$305,935	$243,291	$819,972	$680,909
Net written premiums	248,646	205,448	686,850	584,541

REVENUES
Net earned premiums	$223,407	$193,587	$627,525	$545,715
Net commissions and fees	7,410	7,293	24,927	23,628
Net investment income	13,815	13,502	41,230	40,839
Net realized gains	902	363	3,201	2,269
Total Revenues	245,534	214,745	696,883	612,451
EXPENSES
Net losses and loss adjustment expenses	212,698	128,956	511,203	355,621
Policy acquisition and other underwriting expenses	71,373	64,833	203,479	185,684
General selling and administrative expenses	5,745	5,876	18,411	17,751
General corporate expenses	717	273	2,848	909
Amortization expense	1,372	1,208	4,095	3,646
Interest expense	2,372	2,066	6,382	6,320
Total Expenses	294,277	203,212	746,418	569,931
(LOSS) INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	(48,743)	11,533	(49,535)	42,520
Income tax (benefit) expense	(21,357)	2,531	(21,284)	10,313
Equity earnings of affiliates, net of tax	791	649	2,041	1,895
Equity (loss) earnings of unconsolidated subsidiaries, net of tax	(15)	(8)	(28)	(30)
NET (LOSS) INCOME	$(26,610)	$9,643	$(26,238)	$34,072

Less: Net realized gains, net of tax	613	237	2,210	2,268

NET OPERATING (LOSS) INCOME (1)	$(27,223)	$9,406	$(28,448)	$31,804

Diluted (losses) earnings per common share
Net (loss) income	$(0.53)	$0.18	$(0.52)	$0.64
Net operating (loss) income	$(0.55)	$0.18	$(0.57)	$0.60
Diluted weighted average common shares outstanding	49,776,011	52,355,581	50,312,285	52,974,390

GAAP ratios:
Loss & LAE ratio	95.2%	66.6%	81.5%	65.2%
Other underwriting expense ratio	31.9%	33.5%	32.4%	34.0%
GAAP combined ratio	127.1%	100.1%	113.9%	99.2%

(1) While net operating (loss) income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating (loss) income is net income less realized gains net of taxes associated with such gains.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS		FOR THE NINE MONTHS
	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,
		As Adjusted		As Adjusted
	2012	2011	2012	2011
Net earned premium	$223,407	$193,587	$627,525	$545,715
Net losses & loss adjustment expenses (1)	212,698	128,956	511,203	355,621
Policy acquisition and other underwriting expenses	71,373	64,833	203,479	185,684
(Loss) profit from net earned premium	(60,664)	(202)	(87,157)	4,410
Net investment income	13,815	13,502	41,230	40,839
(Loss) profit from insurance operations	(46,849)	13,300	(45,927)	45,249

Net commissions and fees	$7,410	$7,293	$24,927	$23,628
General selling & administrative expenses	5,745	5,876	18,411	17,751
Profit from net commissions & fees	1,665	1,417	6,516	5,877

General corporate expense	$717	$273	$2,848	$909
Amortization expense	1,372	1,208	4,095	3,646
Interest expense	2,372	2,066	6,382	6,320
Other expenses	4,461	3,547	13,325	10,875

(Loss) profit from insurance operations	$(46,849)	$13,300	$(45,927)	$45,249
Profit from net commissions & fees	1,665	1,417	6,516	5,877
Other expenses	(4,461)	(3,547)	(13,325)	(10,875)
Net capital gains	902	363	3,201	2,269
Pretax (loss) income	$(48,743)	$11,533	$(49,535)	$42,520

Key ratios:
GAAP combined ratio	127.1%	100.1%	113.9%	99.2%
Accident year combined ratio (2)	107.9%	99.1%	100.9%	99.2%

(1) The three months ended September 30, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $42,909 and the three months ended September 30, 2011 include an increase in net ultimate loss estimates for 2010 and prior accident years of $2,001.  The nine months ended September 30, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $81,335 and the nine months ended September 30, 2011 include a decrease in net ultimate loss estimates for 2010 and prior accident years of $366.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

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